UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 19, 2020

NMI Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36174	45-4914248
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Powell Street, 12th Floor, Emeryville, CA

(Address of Principal Executive Offices)

94608

(Zip Code)

(855) 530-6642

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01	NMIH	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On June 19, 2020, NMI Holdings, Inc. (the “Company”) completed its previously announced private placement of $400 million aggregate principal amount of 7.375% unsubordinated secured notes due 2025 (the “Notes”). The Notes were issued pursuant to an indenture dated as of June 19, 2020 (the “Indenture”) among the Company, NMI Services, Inc., a wholly owned subsidiary of the Company (“NMI Services”), as the Initial Guarantor, and the Bank of New York Mellon Trust Company, N.A., as Trustee and Notes Collateral Agent.

The Notes were offered in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States only to non-U.S. investors pursuant to Regulation S under the Securities Act. The offering of the Notes has not been registered under the Securities Act or any state securities laws, and the Notes may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements or a transaction not subject to the registration requirements of the Securities Act or any state securities laws.

The Notes bear interest at a rate of 7.375% per annum, payable semiannually in cash in arrears on June 1 and December 1 of each year, commencing December 1, 2020. The Notes will mature on June 1, 2025.

The net proceeds from the offering of the Notes were used, in part, to repay all amounts outstanding under the Company’s existing secured term loan facility. The remainder of the net proceeds will be used for general corporate purposes, including potential capital contributions to support the growth of new business production and operations of the Company’s subsidiaries.

The Notes are unsubordinated secured obligations of the Company, secured (subject to permitted liens and certain other exceptions) by a first priority lien on the collateral that secures the Company’s obligations under the Company’s existing secured credit facility or certain other future debt of the Company. To the extent such collateral is released under the Company’s existing secured credit facility and such other future debt of the Company, such collateral will also be released under the Notes.

The Notes are fully and unconditionally guaranteed on a first priority secured basis (subject to permitted liens and certain other exceptions) by NMI Services and each future subsidiary of the Company that guarantees the obligations under the Company’s existing secured credit facility or under certain other future debt of the Company. To the extent any guarantor is released from its obligations under the Company’s existing secured credit facility and such other future debt of the Company, such guarantor will also be released from its obligation to guarantee the Notes.

At any time, or from time to time, prior to March 1, 2025, the Company may, at its option, redeem the Notes in whole or in part at a redemption price based on a make-whole premium as described in the Indenture, plus accrued and unpaid interest to, but excluding, the date of redemption. At any time on or after March 1, 2025, the Company may, at its option, redeem the Notes in whole or in part at a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but including, the date of redemption. In addition, from time to time prior to March 1, 2025, the Company may, at its option, redeem up to 40% of the aggregate principal amount of the Notes at a redemption price equal to 107.375% of the aggregate principal amount thereof plus accrued and unpaid interest to, but excluding, the redemption date, with net cash proceeds that are raised from one or more equity offerings of the Company, subject to certain exceptions.

Upon the occurrence of a Change of Control Triggering Event (as defined in the Indenture), each holder of the Notes will have the right to require the Company to make an offer to repurchase the Notes at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date of the repurchase.

The Indenture contains covenants that limit, among other things, the ability of (1) the Company or any subsidiary to create or incur liens on Company or subsidiary assets; (2) the Company or any Guarantor to merge or consolidate with a third party or sell all or substantially all of its assets to a third party; and (3) a subsidiary to guarantee certain indebtedness of the Company without guaranteeing the Notes. These covenants are subject to a number of important limitations, qualifications and exceptions set forth in the Indenture.

The Indenture provides for customary events of default (subject in certain cases to customary grace and cure periods).

The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, a copy of which is filed as Exhibit 4.1 hereto and is incorporated into this Item 1.01 by reference.

Item 2.03	Creation of a Direct Financial Obligation.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of June 19, 2020, among NMI Holdings, Inc., NMI Services, Inc. as the Initial Guarantor, and the Bank of New York Mellon Trust Company, N.A. as Trustee and Notes Collateral Agent

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NMI Holdings, Inc.
(Registrant)

Date: June 19, 2020	By:	/s/ Nicole C. Sanchez
Nicole C. Sanchez
VP, Associate General Counsel